EXHIBIT 99.2

FOR IMMEDIATE RELEASE
For more information, please contact:
Barry A. Rothman
561-483-7743

                   ELINE ENTERTAINMENT IS APPROVED FOR TRADING
                         ON THE FRANKFURT STOCK EXCHANGE

KNOXVILLE, TN, March 17, 2004 -- Eline Entertainment Group, Inc. (OTC Bulletin
Board: EEGR) today announced that it has met admission requirements and has been accepted for listing onto the Frankfurt Stock Exchange. Trading will commence on March 19, 2004, under the symbol "EO9", and the German CUSIP (WKN) Number AOB86Y.

"Listing on the Frankfurt exchange will increase the profile of Eline Entertainment with investors, both institutional and retail, in Germany and across Europe," stated Barry Rothman, Eline Entertainment's President. "We have had high levels of interest expressed from European investors, and this opportunity to broaden our shareholder base comes at an excellent time for the company as we move into the next phase of our corporate growth initiative. By listing on the Frankfurt Exchange we now offer European investors the opportunity to invest in and to trade the Company's shares alongside our market on the OTCBB," Rothman continued.

"Eline Entertainment has an exciting business concept, and we firmly believe that the company will quickly establish awareness throughout Europe through its market presence in Germany," said Jan-Eric Soetbeer, Managing Director of OTC Consulting & Financial Services in Germany, who assisted the company in the listing application process. "There has already been a significant level of interest from Investors who have identified Eline Entertainment's unique business model, which carries both long-term potential for accelerated revenue growth and substantial profitability."

The Frankfurt Stock Exchange is the world's third largest organized exchange-trading market in terms of turnover and dealings in securities. It accounts for more than 85 percent of the total securities turnover in Germany and is the largest of the eight German stock exchanges. It ranks third in the world behind the NYSE and NASDAQ markets. It offers its clients only floor trading through brokers and, since the launch of XETRA, also provides fully-electronic trading facilities, whereby orders from any point in the globe are automatically inputted into the order book on the central computer.

ABOUT ELINE ENTERTAINMENT

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Eline Entertainment currently has two divisions, Industrial Holding Group and 24/7 MRI. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States. Its customers include Coca-Cola, PepsiCo, Tennessee Valley Authority, Kimberly-Clarke Corp., American Limestone, Gerdau-AmeriSteel, Vulcan Materials Co., Harrison Construction, Blue Diamond Coal, Carlex Glass, HBD Industries and Hartco Flooring. Eline's 24/7 MRI division's goal is to become a high- tech radiology provider specializing in MRI. 24/7 MRI's mission is to create a completely state-of-the-art radiology service combining digital technology with high-speed Internet, and leading-edge mobile MRI.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, SOME OF WHICH MAY RELATE TO ELINE ENTERTAINMENT GROUP, INC., AND WHICH INVOLVE NUMEROUS RISKS AND UNCERTAINTIES. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN ELINE ENTERTAINMENT GROUP, INC.'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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